Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IPSIDY INC.

Ipsidy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Ipsidy Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 21, 2011 (the “Original Certificate”). The name of the Corporation in the Original Certificate was Silverwood Acquisition Corporation.

2. The Company has amended its Original Certificate on December 19, 2012, March 22, 2013, October 8, 2014, August 24, 2015, February 1, 2017 and October 4, 2017 and on February 1, 2017, a Certificate of Amendment was filed to change its name from ID Global Solutions Corporation to Ipsidy Inc., which Certificate of Amendment became effective as of February 1, 2017 (collectively the “Certificates of Amendment”).

3. This Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Original Certificate as amended by the Certificates of Amendment (the “Existing Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by resolutions of the directors and stockholders of the Corporation. (All references herein to the DGCL shall be to the DGCL as amended, replaced or reenacted from time to time)

4. The text of the Existing Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I.

The name of the Corporation is Ipsidy Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is One Commerce Center, 1201 Orange Street, Suite 600, Wilmington, Delaware 19899, in the County of New Castle. The name of its registered agent at such address is InCorp Services, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

CAPITAL STOCK

1. The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion and Twenty Million (1,020,000,000), of which (i) One Billion (1,000,000,000) shares shall be common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Twenty Million (20,000,000) shares shall be a class of as yet undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”). No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded up to the next whole number of shares.

2. Except as otherwise provided in any certificate of designation of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall as set forth below in, or be determined in accordance with, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designation of any series of Preferred Stock):

(a) except as otherwise required by law and the provisions of this Amended and Restated Certificate of Incorporation and except as provided by the resolution or resolutions of the Board of Directors creating or amending any series of the Series Preferred Stock, the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) subject to the requirements of law, this Amended and Restated Certificate of Incorporation, as amended from time to time, and the resolution or resolutions of the Board of Directors creating or modifying any series of the Series Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PREFERRED STOCK

1. The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for the issuance of the authorized but unissued shares of Preferred Stock in one or more series of such stock.

2. The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, by authorizing the execution and filing a certificate of designation pursuant to Section 151 of the DGCL:

(a) to establish or change from time to time the number of shares of each such series; and

(b) to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences of the shares of each series; and

(c) to fix the relative, participating, optional or other special rights of the shares of each series generally and without limitation, with respect to dividends, with respect to the rights of the Preferred Stock and their relative priority to payments in the event of any liquidation, dissolution or winding up of the Corporation, and with respect to redemption or conversion; and

(d) to fix any qualifications, limitations and restrictions thereof, all as set forth in any such certificate of designation.

ARTICLE V.

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing or any electronic communication permitted by the By-laws of the Corporation of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.

ARTICLE VI.

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office.

(a) The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Directors shall be elected for a term expiring at the next annual meeting of stockholders after their election. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

(b) Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designation applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the Director who is being replaced, or if none until the next Annual Meeting and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause and (ii) only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII.

LIMITATION OF LIABILITY & INDEMNIFICATION

1. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, in accordance with and subject to the relevant provisions of the By-laws from time to time in force.

3. Any amendment, repeal or modification of this Article VII, or the relevant By-laws by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection of a person serving as a Director or Officer existing at the time of such amendment, repeal or modification, with respect to any acts or omissions occurring before such amendment, repeal or modification.

ARTICLE VIII.

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, in accordance with the By-Laws, by the affirmative vote of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders such amendment or repeal shall only require the affirmative vote of a majority of the votes cast on such amendment, or repeal, whether by stockholders in person or represented by proxy, at such meeting of stockholders, voting together as a single class.

ARTICLE IX.

AMENDMENT OF CERTIFICATE OF INCORPORATION

1. The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of at least seventy-five percent (75%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 22nd day of March, 2021.

IPSIDY INC.

By:	/s/ Phillip L. Kumnick
Phillip L. Kumnick, CEO

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